EXHIBIT 10.3

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (the “Restricted Stock Agreement”) is made and entered into as of July 4, 2011 by and between PhotoMedex, Inc., a Nevada corporation (the “Company”), having its executive offices at 147 Keystone Drive, Montgomeryville, PA 18936, and Dennis M. McGrath (the “Purchaser”), having his residence at 2 Colonial Court, Medford, NJ 08055.  The parties acknowledge and agree that this Restricted Stock Agreement shall become effective only upon the closing of the transactions contemplated under the terms of that certain Agreement and Plan of Merger (the “Merger Agreement”) executed by and between the Company, PHMD Merger Sub, Inc., a wholly owned subsidiary of the Company, and Radiancy, Inc. as of July 4, 2011 (the “Merger”).  If the closing of the Merger (the “Closing”) does not occur on or prior to January 31, 2012, this Restricted Stock Agreement shall become null and void and of no further effect.

WHEREAS, in connection with and expressly conditioned upon the Closing, the Purchaser shall enter into an amended and restated employment agreement (the “New Employment Agreement”) with the Company which shall supercede in its entirety that certain Amended and Restated Employment Agreement dated May 6, 2008 previously entered into between the Company and the Purchaser, including any amendments thereto (the “Employment Agreement”), and such Employment Agreement shall be deemed null and void and of no further effect upon the Closing; and

WHEREAS, in connection with and expressly conditioned upon the Closing, the Purchaser and the Company have also agreed to make certain changes to the Restricted Stock Agreement previously entered into between the Company and the Purchaser dated March 30, 2011 (the “Original Restricted Stock Agreement”); and

WHEREAS, in further consideration of the Purchaser’s entering into the New Employment Agreement, the amendment and restatement of the Original Restricted Stock Agreement, and in consideration of the Purchaser’s future performance of services on behalf of the Company following the Closing, the Company desires to grant the Purchaser additional Restricted Shares on the terms set forth herein; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the meaning set forth in the PhotoMedex, Inc. 2005 Equity Compensation Plan (the “Plan”).  The Purchaser agrees to be bound by the terms and conditions of the Plan, which are incorporated herein by reference and which control in case of any conflict with this Restricted Stock Agreement, except as otherwise specifically provided in the Plan.

SECTION 1 ACQUISITION OF SHARES.

(a)           Issuance.  On the terms and conditions set forth in this Restricted Stock Agreement, the Company agrees to issue Two Hundred Thousand (200,000) Restricted Shares to the Purchaser in consideration for the Purchaser’s continued employment and future services to be performed for the Company following the Closing.  The issuance shal1 occur at the offices of the Company as of the Effective Date set forth above.   The Restricted Shares granted

hereunder shall be treated as outstanding Shares for purposes of the warrants to be issued to the Company’s stockholders in accordance with the terms of Section 1.1(b) of the Merger Agreement; provided, however, that in lieu of receiving such warrants, the Purchaser may instead be granted options to purchase an equivalent number of Shares of Stock under the Plan at an exercise price equal to the fair market value of a Share on the date of grant, pursuant to an option agreement to be entered into on or prior to Closing, but which shall become effective only upon and subject to the Closing.

(b)           Consideration.  The Purchaser agrees to pay to the Company the sum of $0.01 (the “Per Share Purchase Price”) for each of such Shares, representing the par value thereof.  Payment shall be made on the issuance date by delivery to the Company of the Purchaser's check in the amount of the aggregate purchase price.

(c)           Employment Agreement.  The Purchaser acknowledges and agrees that the grant of Restricted Shares under the Restricted Stock Agreement is expressly conditioned upon his execution of the New Employment Agreement, to become effective upon the Closing, which employment agreement shall supercede the Employment Agreement in its entirety effective upon the Closing.  If there is any conflict between the New Employment Agreement and this Restricted Stock Agreement, the New Employment Agreement shall control.  The Purchaser further acknowledges and agrees that as of the Closing, he shall cease to have any rights under the Employment Agreement, including, without limitation, any right to the excise tax gross-up described in Section 10 thereof and, by execution of this Restricted Stock Agreement, the Purchaser releases and discharges the Company and its successors and assigns from any claims, causes of action or complaints of any kind with respect to the Employment Agreement, effective as of the Closing.  The foregoing notwithstanding, if the Closing does not occur on or prior to January 31, 2012, the Employment Agreement shall continue in effect in accordance with its terms and this Restricted Stock Agreement shall be null and void and of no further effect.

(d)           Defined Terms.  Certain capitalized terms are defined in Sections 2 and 3 of this Restricted Stock Agreement.

SECTION 2  RIGHT OF REPURCHASE.

(a)           Scope of Repurchase Right.  Until they vest in accordance with Section 2(b) below, the Purchased Shares shall be Restricted Shares and shall be subject to the Right of Repurchase.  The Company may exercise its Right of Repurchase only during the Repurchase Period following the termination of the Purchaser's Service.

(b)           Lapse of Repurchase Right.

(i)           Except as otherwise provided in Section 2(b)(ii), the Right of Repurchase shall lapse with respect to 66,667 of the Restricted Shares on each of the first and second anniversaries of the Closing, and with respect to the remaining 66,666 on the third anniversary of the Closing, so long as the Purchaser continues to be a Service Provider at all times from the Effective Date through each such anniversary.  The foregoing notwithstanding, the parties agree that if, in connection with all other payments to be made to the Purchaser in connection with the Closing, the grant of Restricted Shares hereunder would cause the Purchaser to be subject to the excise tax provisions of Section 4999 of the Code, the parties shall, prior to the Closing, amend the vesting schedule as necessary to prevent the grant of Restricted Shares from being subject to the excise tax provisions of Section 4999 of the Code.  The determination of any such required adjustment shall be made by an accounting firm selected by the Company and consented to by the Purchaser, which consent shall not be unreasonably withheld.

(ii)           Notwithstanding Section 2(b)(i), all of the remaining Restricted Shares shall earlier vest, and the Right of Repurchase shall lapse, upon the first to occur of (i) the termination of the Purchaser’s employment by the Company without Cause or as the result of the Company’s non-renewal of the Purchaser’s New Employment Agreement; (ii) the termination of the Purchaser’s employment with the Company by him for Good Reason; or (iii) the termination of the Purchaser’s employment with the Company as the result of his death or Disability, in each instance so long as the Purchaser continues to be employed by the Company at all times from the Effective Date through the date of the applicable vesting event.

(c)           Escrow.  Upon issuance, the certificate(s) for Purchased Shares shall be deposited in escrow with the Company to be held in accordance with the provisions of this Restricted Stock Agreement.  Any additional or exchanged securities or other property described in Section 2(f) below shall be delivered to the Company to be held in escrow.  All ordinary cash dividends on Purchased Shares (or on other securities held in escrow) shall be paid directly to the Purchaser and shall not be held in escrow.  Purchased Shares, together with any other assets held in escrow under this Restricted Stock Agreement, shall be (i) surrendered to the Company for repurchase upon exercise of the Right of Repurchase or (ii) released to the Purchaser upon his or her request to the extent that the Purchased Shares have ceased to be Restricted Shares (but not more frequently than once every six months).  In any event, all Purchased Shares that have ceased to be Restricted Shares, together with any other vested assets held in escrow under this Restricted Stock Agreement, shall be released within 90 days after the termination of the Purchaser's Service.

(d)           Exercise of Repurchase Right.  The Company shall be deemed to have exercised its Right of Repurchase automatically for all Restricted Shares as of the commencement of the Repurchase Period, unless the Company during the Repurchase Period notifies the holder of the Restricted Shares pursuant to Section 9 that it will not exercise its Right of Repurchase for some or all of the Restricted Shares.  During the Repurchase Period, the Company shall pay to the holder of the Restricted Shares the purchase price determined under Sections 1(b) and 2(a) above for the Restricted Shares being repurchased ($0.01 per Share, as adjusted for stock splits, stock dividends and similar corporate transactions).  Payment shall be made in cash or cash equivalents and/or by canceling indebtedness to the Company incurred by the Purchaser.  The certificate(s) representing the Restricted Shares being purchased shall be delivered to the Company (if not already held by the Company).

(e)           Termination of Rights as Stockholder.  If the Right of Repurchase is exercised in accordance with this Section 2 and the Company makes available the consideration for the Restricted Shares being repurchased, then the person from whom the Restricted Shares are repurchased shall no longer have any rights as a holder of the Restricted Shares (other than the right to receive payment of such consideration).  Such Restricted Shares shall be deemed to have been repurchased pursuant to this Section 2 whether or not the certificate(s) for such Restricted Shares have been delivered to the Company or the consideration for such Restricted Shares has been accepted.

(f)           Additional or Exchanged Securities and Property.  In the event of a merger or consolidation of the Company with or into another entity, any other corporate reorganization, a stock split, the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company's outstanding securities, any securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed with respect to, any Restricted Shares shall continue to be subject to the Right of Repurchase.  Appropriate adjustments to reflect the exchange or distribution of such securities or property shall be made to the number and/or class of the Restricted Shares and to all of the provisions of this Section 2, including the price per share to be paid upon the exercise of the Right of Repurchase, provided that the aggregate purchase price payable for the Restricted Shares shall remain the same.  In the event of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, the Right of Repurchase may be exercised by the Company’s successor.

(g)           Transfer of Restricted Shares.  The Purchaser shall not transfer, assign, encumber or otherwise dispose of any Restricted Shares without the Company's written consent (which consent may be withheld with or without any reason therefor), except as provided in the following sentence.  The Purchaser may transfer Restricted Shares to one or more members of the Purchaser's Immediate Family or to a trust or partnership established by the Purchaser for the benefit of the Purchaser and/or one or more members of the Purchaser's Immediate Family, provided in either case that the Transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Restricted Stock Agreement.  If the Purchaser transfers any Restricted Shares, then this Restricted Stock Agreement shall apply to the Transferee to the same extent as to the Purchaser.

(h)           Assignment of Repurchase Right.  The Board of Directors may freely assign the Company's Right of Repurchase, in whole or in part.  Any person who accepts an assignment of the Right of Repurchase from the Company shall assume all of the Company's rights and obligations under this Section 2.

(i)           Part-Time Employment and Leaves of Absence.  If the Purchaser commences working on a part-time basis, then the Company may adjust the vesting schedule set forth in Section 2(b) above in accordance with the Company's part-time work policy or the terms of an agreement between the Purchaser and the Company pertaining to his or her part-time schedule.  If the Purchaser goes on a leave of absence, then the Company may adjust the vesting schedule set forth in Section 2(b) above in accordance with the Company’s leave of absence policy or the terms of such leave.  Except as provided in the preceding sentence, Service shall be deemed to continue while the Purchaser is on a bona fide leave of absence, if (i) such leave was approved by the Company in writing and (ii) continued crediting of Service is expressly required by the terms of such leave or by applicable law (as determined by the Company).

Service shall be deemed to terminate when such leave ends, unless the Purchaser immediately returns to active work.

SECTION 3  OTHER DEFINITIONS.

“Cause” shall have the meaning ascribed to such term under the New Employment Agreement.

“Good Reason” shall have the meaning ascribed to such term under the New Employment Agreement; provided, however, that, for purposes of this Restricted Stock Agreement only, subsection (c)(3) of the definition of Good Reason shall read as follows:

(3)           A reduction of the Executive’s base salary or bonus opportunity.

“Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and shall include adoptive relationships.

“Purchased Shares” shall mean the Shares purchased by the Purchaser pursuant to this Restricted Stock Agreement.

“Repurchase Period” shall mean a period of 180 consecutive days commencing on the date when the Purchaser's Service terminates for any reason.

“Restricted Shares” shall man a Purchased Share that is subject to the Right of Repurchase.

“Right of Repurchase” shall mean the Company's right of repurchase described in Section 2.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Service” shall mean service to the Company or its subsidiaries as an Employee.

“Share” shall mean one share of Stock.

“Stock” shall mean the Common Stock of the Company, par value $0.01 per Share.

“Transferee” shall mean any person to whom the Purchaser directly or indirectly transfers any Purchased Shares.

SECTION 4  OTHER RESTRICTIONS ON TRANSFER

(a)           Purchaser Representations.  In connection with the issuance and acquisition of Shares under this Restricted Stock Agreement, the Purchaser hereby represents and warrants to the Company as follows:

(i)           The Purchaser has received a copy of an offering memorandum relating to the sale of the Purchased Shares to the Purchaser hereunder.

(ii)           The Purchaser acknowledges his or her understanding that if he or she is an “affiliate” of the Company, the Purchaser's right to resell the Purchased Shares after the Company's Right of Repurchase lapses is restricted under the Securities Act.

(iii)           The Purchaser will not sell, transfer or otherwise dispose of the Purchased Shares in violation of the Securities Act or the rules promulgated thereunder, including Rule 144 under the Securities Act.  The Purchaser agrees that he or she will not dispose of the Purchased Share unless and until he or she has complied with all requirements of this Restricted Stock Agreement applicable to the disposition of Purchased Shares and he or she has provided the Company with written assurances, in substance and form reasonably satisfactory to the Company, that (A) the proposed disposition does not require registration of the Purchased Shares under the Securities Act or all appropriate action necessary for compliance with the registration requirements of the Securities Act or with any exemption from registration available under the Securities Act (including Rule 144) has been taken and (B) the proposed disposition will not result in the contravention of any transfer restrictions applicable to the Purchased Shares under securities law.

(b)           Securities Law Restrictions.

(i)           Regardless of whether the offering and sale of Shares under this Restricted Stock Agreement have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of the Purchased Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

(ii)           Inasmuch as the Purchaser is an affiliate of the Company by virtue of the fact that he is Chief Executive Officer of the Company, the Purchaser is subject to Section 16 of the Securities and Exchange Act, and is thereby obliged to make reports to the Securities and Exchange Commission under the Forms 3, 4 and 5 and is subject to the “short swing profit” rules.

(iii)           The Purchaser is also obliged to comply with the Company’s Securities Trading Policy which provides for, among other things, certain black-out or no-trading periods and, consistent with the Securities Act, not to trade shares based on material non-public information that comes into the Purchaser’s possession.

(c)           Rights of the Company.  The Company shall not be required to (i) transfer on its books any Purchased Shares that have been sold or transferred in contravention of this Restricted Stock Agreement or (ii) treat as the owner of Purchased Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom Purchased Shares have been transferred in contravention of this Restricted Stock Agreement.

SECTION 5  SUCCESSORS AND ASSIGNS.

Except as otherwise expressly provided to the contrary, the provisions of this Restricted Stock Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and shall be binding upon the Purchaser and the Purchaser's legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Restricted Stock Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

SECTION 6  NO RETENTION RIGHTS.

Nothing in this Restricted Stock Agreement shall confer upon the Purchaser any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Purchaser) or of the Purchaser, including without limitation such rights as the Purchaser has under the New Employment Agreement.

SECTION 7  TAX ELECTION & SHARE WITHHOLDING.

(a)           Tax Election.  The acquisition of the Purchased Shares may result in adverse tax consequences that may be avoided or mitigated by filing an election under Code Section 83(b).  Such election may be filed only within 30 days after the Closing (i.e., the effective date of this Restricted Stock Agreement). The Purchaser should consult with his or her tax advisor to determine the tax consequences of acquiring the Purchased Shares and the advantages and disadvantages of filing the Code Section 83(b) election.  The Purchaser acknowledges that it is his or her sole responsibility, and not the Company's responsibility, to file a timely election under Code Section 83(b), even if the Purchaser requests the Company or its representatives to make this filing on his or her behalf.  CIRCULAR 230 DISCLAIMER:  Nothing contained herein concerning certain federal income tax considerations is intended or written to be used, and cannot be used for the purpose of (i) avoiding tax-related penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transactions or tax-related matters addressed herein.

(b)           Share Withholding.  The Company shall have the power and right to deduct or withhold, or require the Purchaser to remit to the Company, an amount sufficient to satisfy the minimum federal, state, and local taxes required by law to be withheld with respect to any grant, sale, exercise, or payment made under or as a result of this Restricted Stock Agreement.  The foregoing notwithstanding, the Purchaser may elect to satisfy the withholding requirement, if any, in whole or in part, by having the Company withhold Shares from the Shares that would otherwise be transferred to the Purchaser having a Fair Market Value, on the date the tax is to be determined, equal to the minimum amount of any required withholding taxes as the result of the vesting of the Shares, and the Company shall remit the amount of any such withholding to the proper tax authorities.  All elections shall be made in writing and signed by the Purchaser.

SECTION 8  LEGENDS.

All certificates evidencing Purchased Shares shall bear the following legend:

“THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE  TERMS OF A WRITTEN AGREEMENT BETWEEN THE ISSUER OF SUCH SHARES AND THE REGISTERED HOLDER OF SUCH SHARES (OR THE PREDECESSOR IN INTEREST TO SUCH HOLDER OF SHARES).  SUCH AGREEMENT GRANTS TO SUCH ISSUER CERTAIN REPURCHASE RIGHTS UPON TERMINATION OF SERVICE WITH THE COMPANY.  THE SECRETARY OF SUCH ISSUER WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

If required by the authorities of any state in connection with the issuance of the Purchased Shares, the legend or legends required by such state authorities shall also be endorsed on all such certificates.

SECTION 9  NOTICE.

Any notice required by the terms of this Restricted Stock Agreement shall be given in writing and shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (iii) deposit with a recognized overnight courier service, with shipping charges prepaid.  Notice shall be addressed to the Company at its principal executive office and to the Purchaser at the address that he or she most recently provided to the Company in accordance with this Section 9.

SECTION 10  ENTIRE AGREEMENT.

This Restricted Stock Agreement, together with the Plan, constitute the entire contract between the parties hereto with regard in the subject matter hereof and supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

SECTION 11  CONFLICTS OF LAW.

This Restricted Stock Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to conflict of laws principles.

IN WITNESS WHEREOF, each of the parties has executed this Restricted Stock Agreement, in the case of the Company by its duly authorized officer, as of the 4th of July, 2011, to become effective only upon and subject to the Closing.

PURCHASER: /s/ Dennis M. McGrath Name: Dennis M. McGrath	PHOTOMEDEX, INC. By: /s/ Richard J. DePiano Name: Richard J. DePiano Title: Chairman of the Board or Directors